Exhibit 99.1

This message has been sent to all associates.
It is with a heavy heart that I am sharing this very difficult message.
As you are aware, across the globe, many travel and leisure companies have been hit extremely hard by the COVID-19 pandemic, and we are no different. While occupancies have rebounded to some extent in many of our drive-to resort destinations, they remain low by historic standards, and several key markets, such as Orlando and Hawaii, continue to experience very low occupancies. For our exchange business, while we have seen exchange transactions rebound over the summer, business activity and revenue remain substantially lower than prior years.
Over the past six months, the Executive Committee and I have made several difficult decisions and taken a number of actions to lessen the impact of the pandemic on our associates while ensuring the financial viability of the company. But the impact of the pandemic has been deeper and longer than initially expected. Given current business levels and our near-term recovery expectations, we have come to the conclusion that the company can no longer sustain its existing cost structure. As a result, we are now in the position where involuntary layoffs impacting approximately 3,300 of our associates are necessary.
We did not come to this decision easily and delayed taking this course of action for as long as possible. Please know that while we are still determining which positions will be impacted and will be finalizing decisions in the coming weeks, I have asked that each associate currently on furlough or on a reduced work week schedule or whose job is being eliminated be informed of their future status by early October. These associates will be notified of one of the following: that they will continue on a reduced work week schedule, that they are expected to return to work on a certain date, that their furlough is being extended, or that their job is being eliminated. We expect most job eliminations will be effective mid-November, although some may occur at later times.
To be clear, this course of action does not have anything to do with the value our associates bring to the company. Rather, this action is a direct result of the pandemic’s impact on our business. And for those whose jobs are eliminated, please know that once business conditions improve, we will seek out these associates to be the first to return. Our associates are the core of our company. It is and always will be our associates that deliver amazing experiences for our Owners, Members, guests and customers each and every day.
I understand that this message is difficult to receive and may raise a number of questions. We will continue to share additional information throughout the coming weeks and months. I realize this is a very challenging time for all of our associates, so please continue to take care of each other. If you have any specific questions/concerns, please reach out to your manager or HR Business Partner.
Stay safe and stay well.
Steve

NOTICE: This MVW communication may be confidential. Unauthorized copying, distribution, disclosure, or use is prohibited. If sent to you in error, please advise me and then delete. Not intended to be an electronic signature under applicable law.